Exhibit 10.3

September 19, 2024
John J. Donahoe II
Address on file with the Company

Re: Leadership Transition

Dear John:

This letter memorializes our recent discussions and understanding regarding your retirement from NIKE, Inc. (the “Company”).

1.Transition and Retirement. You will continue to serve as President and CEO of the Company and a member of the Company’s Board of Directors (the “Board”) through October 13, 2024. Effective as of October 14, 2024 (the “Transition Date”), you will (i) resign from the Board and any other director, officer, manager, committee member or other positions that you hold with the Company and its subsidiaries and (ii) begin serving as an advisor to the Company. The Aircraft Time Sharing Agreements by and between the Company and you, dated May 1, 2020 and October 20, 2022, respectively, will terminate as of the Transition Date.

You will serve as an advisor and remain a full-time non-executive employee of the Company in that role through the date of your retirement and voluntary resignation of employment with the Company on January 31, 2025 (the “Retirement Date”). As you will remain an active employee of the Company following the Transition Date, your outstanding equity awards (the “Awards”) will be governed under the existing terms and conditions found in the underlying award agreements under the NIKE, Inc. Stock Incentive Plan (the “Equity Treatment”).

Nothing in this letter alters the employment-at-will relationship between the Company and you.

2. Compensation and Benefits. For the remainder of the term of your employment through the Retirement Date, your annual base salary and employee benefit plan eligibility will remain unchanged, including your participation in the Company’s enhanced employee charitable matching program as referenced in your Offer Letter dated October 17, 2019.

3. Covenant Not to Compete. The Covenant Not to Compete and Non-Disclosure Agreement by and between you and the Company, dated October 17, 2019 (the “Noncompetition Agreement”) will remain in full force and effect pursuant to its terms. The Restriction Period thereunder will commence on the Retirement Date, and you will be eligible to receive the benefits payable under the Noncompetition Agreement upon your voluntary termination of employment and the Company’s election to enforce such agreement (the “Non-Compete Payments”).

4. Release Requirement. Your continued employment by the Company in your advisor capacity and the Equity Treatment described in Section 1 above are conditioned on (i) your executing the general release and waiver of claims attached as Exhibit A (the “Release”) no later than the Transition Date and (ii) your reaffirming and causing to become irrevocable the Release (as will be reasonably modified and provided to you by the Company on or prior to the Retirement Date to incorporate the release of Age Discrimination in Employment Act (ADEA) claims and related procedures) within the twenty-eight day period following the Retirement Date (clauses (i) and (ii), together, the “Release Requirement”).

5. Non-Disparagement. At all times during your employment with the Company and perpetually thereafter, to the fullest extent permitted by law and subject to Section 6 (Whistleblower Protections) below, you agree that you will not make any defamatory or derogatory statements concerning the Company or any of its affiliates or predecessors and their respective officers, directors or employees, nor will you authorize, encourage or participate with anyone to make such statements.

6. Whistleblower Protections. Notwithstanding the foregoing, nothing in this letter (or the Release) is intended to, and Section 5 above will not, (i) preclude you from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees or (ii) limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and you do not need the Company’s permission to do so. In addition, it is understood that nothing in this letter (or the Release) shall require you to notify the Company of a request for information from any governmental entity or self-regulatory authority or of your decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

7. General Provisions. This letter, together with the Noncompetition Agreement, constitutes the entire agreement of the parties related to the subject matter hereof. No waiver, amendment, modification or cancellation of any term or condition of this letter will be effective unless executed in writing by both the Company and you. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. This letter will be governed by Oregon law, without reference to principles of conflict of laws.

* * *

Sincerely,
NIKE, Inc.

By: /s/ Mark Parker____________________
Name: Mark Parker
Title: Executive Chairman

By: /s/ John J. Donahoe II_________________
Name: John J. Donahoe II